EXHIBIT  10.2

FUNDING AGREEMENT

THIS FUNDING AGREEMENT (this “Agreement”) is made as of July 1, 2009, by and among NeoStem, Inc., a Delaware corporation (“NeoStem”), RimAsia Capital Partners L.P., a limited partnership organized under the laws of the Cayman Islands (“RimAsia”), China Biopharmaceuticals Holdings, a Delaware corporation (“CBH”), and China Biopharmaceutical Corp., a British Virgin Islands corporation (“CBC”).  Each of the foregoing parties is sometimes hereinafter referred to as a “Party”; collectively, the “Parties”; references to amounts in $ herein are to such amounts in United States dollars.

RECITALS:

A.           Based upon a Conditional Loan Conversion Agreement between RimAsia and CBH dated as of November 16, 2007, RimAsia holds certain preferred shares and modified warrants to purchase common shares of CBH.

B.           RimAsia also currently holds 1,000,000 shares of common stock, warrants to purchase 5,000,000 shares of common stock, 400,000 shares of Series D Convertible Redeemable Preferred Stock of NeoStem.

C.           As of November 2, 2008, NeoStem entered into an Agreement and Plan of Merger (the “Merger Agreement”) with CBH and CBC, which provides for the merger of CBH with a wholly-owned subsidiary of NeoStem (the “Merger”).  Pursuant to the Merger Agreement, RimAsia is entitled to receive in connection with the closing of the Merger, (a) 5,383,009 shares of NeoStem common stock, (b) 6,977,512 shares of NeoStem Series C Convertible Preferred Stock, each with a liquidation preference of $1.125 and convertible to shares of NeoStem common stock at $.90 and (c) Class B warrants to purchase 2,400,000 shares of NeoStem common stock at $.80 per share (the “Class B Warrants”).

C.           In anticipation of the Merger, RimAsia has incurred as of the date of this Agreement substantial expenses and costs in connection with the business activities of NeoStem and CBH.  These expenses and costs have included expenses of NeoStem, CBH and RimAsia internal costs which unreimbursed expenses and advances totaled approximately $1,024,800 as of June 15, 2009 (the “Current Unreimbursed Expenses”).  Separately, a combined $250,000 advance (the “SRC Fees”) towards the $150,000 initial capitalization of China StemCell Medical Holding Ltd. (“CSCMH”) and the payment of $100,000 audit fees for Shandong New Medicine Research Institute of Integrated Traditional and Western Medicine Limited Liability Company  (“SRC”) have been made by RimAsia.

D.           In connection with RimAsia’s advancement of certain fees included in the Current Unreimbursed Expenses to CBH, RimAsia and CBH entered into an Acknowledgement of Advance Payment as of February 3, 2009 (the “Prior Acknowledgement”), pursuant to which RimAsia would be entitled to deduct such amounts from a $300,000 payment that CBH was to receive at the closing of the Merger.

E.           At the request of NeoStem and CBH, subject to the terms and conditions of this Agreement, RimAsia agrees to provide additional funding (the “Additional Funding”) to cover business activities leading to the closing of the Merger for the benefit of NeoStem and CBH, subject to a total funding cap of $1,600,000 that includes the Current Unreimbursed Expenses, provided that if the SRC Fees are not agreed to be satisfied by CSCMH by the issuance to RimAsia by CSCMH of not less than 150,000 shares of NeoStem Common Stock then the amount of the SRC Fees will be included in the Additional Funding.

F.           In consideration of RimAsia’s funding, NeoStem and CBH agree that RimAsia shall receive, at the closing of the Merger, additional NeoStem securities, subject to the terms and conditions of this Agreement and as hereinafter set forth.

NOW, THEREFORE, in consideration of the premises and the mutual promises herein made, and in consideration of the representations, warranties and covenants herein contained, intending to be legally bound, the Parties agree as follows:

1.    Additional Funding.

1.1 Additional Funding.  Pursuant to the terms and subject to the conditions of this Agreement, from the date of this Agreement through the closing of the Merger (the “Additional Funding Period”), RimAsia shall provide Additional Funding to cover business activities leading to the closing of the Merger for the benefit of NeoStem and CBH, subject to a total funding cap of $1,600,000 (the “Funding Cap”) and subject to the mutual agreement of NeoStem and RimAsia, that includes the Current Unreimbursed Expenses and Additional Funding (which Additional Funding shall include the SRC Fees unless separately provided for as described in Recital E.).

1.2 Third-Party Payments.  If at any time during the Additional Funding Period either CBH or NeoStem wishes to have a payment made on its behalf to its outside legal counsel, auditor or accountant or to any other third party with respect to payment of expenses in connection with the Merger or transactions incidental thereto, CBH or NeoStem, as the case may be, shall make a funding request to RimAsia through electronic mail, and in the case of CBH copying NeoStem, and RimAsia shall send the requested payment directly to such third party accordingly so long as the Funding Cap has not been reached, and provided that RimAsia deems such payment request to be reasonable, and in the case of CBH, NeoStem and RimAsia agree to the making of such payment. RimAsia will also be able to make, as part of the Additional Funding, such payments to other third-party service providers as RimAsia deems reasonable and necessary in the furtherance of the Merger so long as the Funding Cap has not been reached; provided that other than expenses that are routine based on RimAsia’s course of conduct in 2009 in connection with NeoStem’s expansion activities in China,  RimAsia shall obtain the prior approval of NeoStem.

2.    Modification of the Prior Acknowledgement.

2.1 No Deduction.  In modification of the Prior Acknowledgement, RimAsia hereby agrees that it will no longer be entitled to deduct certain Current Unreimbursed Expenses totaling $212,500 from the $300,000 that CBH is to receive at the closing of the Merger pursuant to the Understanding on Litigation Residual Payment dated as of September 2, 2008.

2.2 CBH Loan Liability.  In modification of the Prior Acknowledgement, RimAsia and CBH agree that, in the event that the Merger does not close for any reason by October 31, 2009, all Current Unreimbursed Expenses made on behalf of CBH and any other payments made by RimAsia on behalf of CBH since the date of this Agreement shall be deemed a loan liability of CBH in favor of RimAsia and be added to the accreted dividend amount on the outstanding shares of the Series B Preferred Stock of CBH held by RimAsia.

3.    Issuance of Additional NeoStem Securities.

3.1 Common Stock and Preferred Stock.  In consideration of RimAsia’s funding for the benefit of NeoStem and CBH in anticipation of the Merger, and in full satisfaction of any and all obligations to repay RimAsia $1,600,000 in funding provided, the Parties agree that in connection with the closing of the Merger RimAsia shall receive (a) 1,200,000 shares of NeoStem common stock in addition to the 5,383,009 shares RimAsia is to receive pursuant to the Merger Agreement, so that the total number of shares of NeoStem common stock RimAsia shall receive in connection with the closing of the Merger shall be 6,458,009 (after giving effect to other adjustments); and (b) 1,200,000 shares of NeoStem Series C Convertible Preferred Stock in addition to the 6,977,512 shares of NeoStem Series C Convertible Preferred Stock RimAsia is to receive pursuant to the Merger Agreement, so that the total number of shares of NeoStem Series C Convertible Preferred Stock RimAsia shall receive in connection with the closing of the Merger shall be 8,177,512.

3.2 Elimination of Class B Warrants.  In consideration of the additional securities to be received as set forth under Section 3.1 above, RimAsia shall no longer be entitled to receive in connection with the closing of the Merger the Class B Warrants to purchase 2,400,000 shares of NeoStem common stock as originally provided in the Merger Agreement.

3.3 Shortfall Adjustment.  In the event that at the closing of the Merger the total funding provided by RimAsia, including the Current Unreimbursed Expenses and Additional Funding, is less than the Funding Cap of $1,600,000, RimAsia shall at the closing of the Merger pay NeoStem cash, as supplemental consideration for the additional securities to be received pursuant to Section 3.1 above, in an amount equal to the difference between the Funding Cap and the aggregate funding actually provided.

3.4 NeoStem Loan Liability.  In the event that the Merger does not obtain shareholder approval by October 31, 2009, NeoStem shall repay RimAsia promptly following October 31, 2009, all the expenses, costs and payments incurred or made by RimAsia on behalf or for the benefit of NeoStem.

4.    Miscellaneous.

4.1 Successors and Assigns.  Except as otherwise provided herein, the terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective successors and assigns of the Parties (including transferees of any securities).  Nothing in this Agreement, express or implied, is intended to confer upon any party other than the Parties hereto or their respective successors and assigns any rights, remedies, obligations, or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement.

4.2 Governing Law; Jurisdiction.  This Agreement shall be governed by and construed under the laws of the State of Delaware as applied to agreements among Delaware residents, entered into and to be performed entirely within Delaware.  The Parties agree that the courts of the State of Delaware and Federal District Courts located in Delaware, shall have exclusive jurisdiction and venue of any action or proceeding directly or indirectly arising out of or related to the negotiation, execution, delivery, performance, breach, enforcement or interpretation of this Agreement, regardless of whether or not any claim, counterclaim or defense in any such action or proceeding is characterized as arising out of fraud, negligence, intentional misconduct, breach of contract or fiduciary duty, or violation of any law.  Each Party irrevocably consents to the personal jurisdiction of such courts, to such venue, and to the service of process in the manner provided for the giving of notices in this Agreement.  Each Party waives all objections to such jurisdiction and venue, including all objections that are based upon inconvenience or the nature of the forum.

4.3 Waiver of Jury Trial.  TO THE EXTENT PERMITTED BY LAW, THE PARTIES HEREBY IRREVOCABLY AGREE TO WAIVE THEIR RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF THIS AGREEMENT OR ANY DEALINGS BETWEEN THEM RELATING TO THE SUBJECT MATTER OF THIS AGREEMENT.  The scope of this waiver is intended to be all-encompassing of any and all disputes that may be filed in any court and that relate to the subject matter of this Agreement including, without limitation, contract claims, tort claims, breach of duty claims and all other common law and statutory claims.  Each Party (i) acknowledges that this waiver is a material inducement to enter into a business relationship, that each has already relied on this waiver in entering into this relationship, and that each will continue to rely on this waiver in their related future dealings and (ii) further warrants and represents that each has reviewed this waiver with its legal counsel and that each knowingly and voluntarily waives its jury trial rights following consultation with legal counsel.  THIS WAIVER IS IRREVOCABLE, MEANING THAT IT MAY NOT BE MODIFIED EITHER ORALLY OR IN WRITING, AND THIS WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS OF THE AGREEMENT.  In the event of litigation, this provision may be filed as a written consent to a trial by the court.

4.4 Counterparts.  This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.  Signatures transmitted via facsimile or PDF files shall be deemed to be same as the originals.

4.5 Entire Agreement.  This Agreement, together with the Merger Agreement and the Prior Acknowledgement as such documents are modified by this Agreement or otherwise, and the other documents delivered pursuant hereto or thereto, constitute the entire agreement among the Parties regarding the subject matters hereof and thereof, and no Party shall be liable or bound to any other Party in any manner by any warranties, representations, or covenants except as specifically set forth herein or therein.

4.6 Amendment and Waiver.  Any term of this Agreement may be amended and the observance of any term of this Agreement may only be waived (either generally or in a particular instance and either retroactively or prospectively), with the written consent of the Parties.

4.7 Severability.  If one or more provisions of this Agreement are held to be unenforceable under applicable law, such provision shall be excluded from this Agreement and the balance of this Agreement shall be interpreted as if such provision were so excluded and shall be enforceable in accordance with its terms.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the Parties have executed this Funding Agreement as of the date first written above.

NeoStem, Inc. By: /s/ Robin Smith Name: Robin Smith Title: CEO	RimAsia Capital Partners, L.P. By: /s/ Eric Wei Name: _________________ Title: __________________

China Biopharmaceuticals Holdings, Inc. By: /s/ Stephen Globus Name: Stephen Globus Title: Director	China Biopharmaceutical Corporation By: /s/ Chris Peng Mao Name: Chris Peng Mao Title: Director